UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2011

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On January 17, 2011, Unidym, Inc. (“Unidym”), a majority-owned subsidiary of Arrowhead Research Corporation (“Arrowhead” or the “Company”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) by and among Unidym, Wisepower Co., Ltd. (“Wisepower”), a corporation of Republic of Korea, Unicycle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Wisepower (“Merger Sub”), and, solely with respect to representations and warranties made in the Merger Agreement, Arrowhead. Wisepower is a publicly traded company in Korea (KOSDAQ: 040670). Under the terms of the Merger Agreement, Unidym will merge with Merger Sub (the “Merger”), with Unidym remaining as the surviving company and a wholly owned subsidiary of Wisepower (the “Surviving Company”).

Under the terms of the Merger Agreement, Unidym stockholders (the “Stockholders”) will receive: (1) an upfront payment of $5,000,000 of cash (the “Upfront Payment”), which will be used to purchase Wisepower common stock and convertible debt at the closing; (2) 50% of ongoing sales of certain products, resulting in potential payments to the Stockholders of up to $500,000 in the aggregate; (3) 40% of ongoing licensing revenue related to certain patents held by Unidym; (4) cash payment for any amount of “Cash On Hand” (as defined in the Merger Agreement) greater than $1,000,000 as of the Closing, which is expected to be nominal; and (5) up to $140,000,000 of contingent payments based on cumulative revenue milestones for ten years after the closing date (collectively, the “Merger Consideration”). The Merger Consideration will be distributed to the Stockholders based on the liquidation preferences of the different classes and series of Unidym capital stock pursuant to the Unidym’s Certificate of Incorporation; based on these liquidation preferences, the Upfront Payment will only be paid to the holders of Series D Preferred Stock (the “Series D Holders”), of which Arrowhead holds approximately 96%. The Merger was consummated on January 18, 2010.

Wisepower made a funding commitment to provide a total of $1,500,000 in cash in the next 30 days to support Unidym’s operations post-closing and is obligated to make commercially reasonable efforts in good faith to provide adequate resources so as to make it possible for the Stockholders to earn the full benefit of the payments based on cumulative revenue milestones.

Prior to the consummation of the Merger, Unidym made full payment to Arrowhead of approximately $1.3 million in payment of intercompany receivables and working capital loans.

As a condition to the closing of the Merger, Arrowhead, Wisepower and W&P and Company, a corporation of the Republic of Korea and an affiliate of Wisepower, Ltd., entered into a Stock Purchase Agreement (the “Stock Agreement”) whereby the Series D Holders will use a portion of the Upfront Payment to acquire approximately 2.1 million shares of Wisepower common stock, valued at $2,500,000, at a price $1.2065 per share (the “Stock”). The Wisepower stock acquired under the Stock Agreement is subject to certain restrictions on sale, which restrictions expire in increments beginning 30 days after issuance. As a further condition to the merger, Arrowhead and Wisepower entered into a Bond Purchase Agreement (the “Bond Agreement”) whereby the Series D Holders will use the remainder of the Upfront Payment to purchase from Wisepower Convertible Bonds (the “Bonds”) in the principal amount of $2.5 million. Under the terms and conditions of the Bonds, the holders can convert the principal to Wisepower common stock at a conversion price of $2.00 per share commencing one year from issuance, or demand payment of the principal commencing after two years from issuance. The Bonds do not bear interest and are due three years from issuance. Based on Arrowhead’s relative ownership of the Series D Preferred Stock, it is entitled to approximately 96% of the Stock and the Bonds.

Based on Arrowhead’s ownership of Unidym Series C and Unidym Series B Preferred Stock, Arrowhead will receive approximately $21.6 million of the first $27.7 million in future potential payments to Unidym Stockholders, if any. Based on Arrowhead’s ownership of Unidym common stock, Arrowhead will receive 39% of future potential payments, if any, after the liquidation preferences of Unidym’s preferred stockholders are satisfied.

The foregoing is intended only as a summary of the terms of the Merger Agreement, the Stock Agreement and the Bond Agreement and is qualified in its entirety by the agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Agreement and Plan of Merger between Unidym, Inc., Unicycle Acquisition Corp., Wisepower Co., Ltd. and Arrowhead Research Corporation dated January 17, 2011.

Exhibit 10.2	Stock Purchase Agreement between Arrowhead Research Corporation, Wisepower Co., Ltd. and WP & Company dated January 17, 2011.

Exhibit 10.3	Bond Purchase Agreement between Arrowhead Research Corporation and Wisepower Co., Ltd. dated January 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 21, 2011	ARROWHEAD RESEARCH CORPORATION

	By:	/s/ Kenneth Myszkowski
Kenneth Myszkowski Chief Financial Officer